Exhibit 99.1

NEWS RELEASE

CSL05012	07/19/05

Carlisle Companies Reports a 9% Increase in Second Quarter Income from Continuing Operations on Record Sales

CHARLOTTE, NORTH CAROLINA, July 19, 2005…Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $44.3 million, or $1.41 per diluted share for the quarter ended June 30, 2005, compared to $40.7 million or $1.30 per diluted share for the quarter ended June 30, 2004.

Net sales of $645.9 million in the second quarter of 2005 were $55.6 million, or 9%, higher than net sales of $590.3 million recognized in the second quarter of 2004.  Changes in foreign currency exchange rates had a favorable impact on net sales of $3.2 million as compared to the second quarter of 2004.  Organic sales contributed $44.9 million, or 81%, to the growth over the prior year.  Organic growth was primarily attributable to the Construction Materials and Transportation Products segments.  Acquisitions contributed $7.5 million to the quarter-over-quarter increase in net sales.

Net sales for the six months ended June 30, 2005 were $1.24 billion, a 13% increase over net sales of $1.09 billion during the first six months of 2004.  Organic growth of $121.6 million accounted for the majority of the year-over-year improvement with increases primarily occurring in the Construction Materials, Industrial Components and Transportation Products segments.  Changes in foreign exchange rates had a favorable impact of $5.7 million on net sales for the first half of 2005.  Acquisitions accounted for $17.5 million of the year-over-year improvement.

Income from continuing operations for the quarter ended June 30, 2005 was impacted negatively by an ongoing union labor dispute at Johnson Truck Bodies which is reported in the General Industry segment.  The work stoppage resulted in a year-over-year reduction in quarterly net income of $0.08 per diluted share.  Exchange losses on subsidiary debt denominated in foreign currencies resulted in a loss for the quarter of $0.02 per diluted share.  Partially offsetting these losses was a gain of $0.08 per diluted share for proceeds received from the favorable resolution of certain legal actions initiated by the Company.

Income from continuing operations for the six month period ended June 30, 2005 of $74.4 million, or $2.37 per diluted share, represented a 16% improvement over $64.0 million, or $2.05 per diluted share, recognized during the same period of 2004.  The union labor dispute at Johnson Truck Bodies resulted in a year-over-year loss for the six month period of $0.10 per diluted share.  Exchange losses on subsidiary debt denominated in foreign currencies resulted in a loss for the period of $0.03 per diluted share.  Partially offsetting these losses was the aforementioned gain from certain legal actions of $0.08 per diluted share.

Richmond McKinnish, Carlisle’s President and CEO commented, “Improving performance across many of our businesses was dampened by a work stoppage at Johnson Truck Bodies and a soft lawn and garden market.  Despite these challenges, EBIT margins on continuing operations were 10.8% for the quarter.  We remain committed to further improvement.  We are maintaining our guidance for 2005 at $4.10 to $4.25 per diluted share for income from continuing operations.”

Acquisitions

On July 15, 2005, Carlisle signed a definitive agreement to acquire 100% of the heavy-duty brake lining and brake shoe assets of Zhejiang Kete (“Kete”) for approximately $36.0 million.  Located in Hangzhou, China, Kete will be managed by Carlisle Motion Control which is included in the Specialty Products segment.  The acquisition of Kete enhances Carlisle Motion Control’s focused position in the heavy-duty truck brake lining market.

Segment Results

The following segment discussion excludes the impact of discontinued operations.

Industrial Components:  Net sales for the three months ended June 30, 2005 of $209.2 million represented a 7% improvement over $195.4 million reported for the same period of 2004.  Slightly more than half of the improvement was a result of sales at Trintex Corporation, a semi-pneumatic tire manufacturer acquired in June of 2004.  The tire and wheel business recorded higher sales in the replacement and ATV markets, offsetting lower sales in the high speed, styled wheels and lawn and garden markets.  Sales in the power transmission belt business were 5% lower than last year due primarily to lower international sales.  Earnings before interest and income taxes (“EBIT”) of $19.8 million were 10% lower than $21.9 million recorded in the second quarter of 2004.  Positive earnings at Trintex Corporation were offset by lower demand for high speed, styled wheel and lawn and garden products as well as increased freight, plant closure costs associated with a union belt facility in Red Wing, MN and start-up costs for increased production at the belt operations in Fort Scott, KS and Shenzhen, China.  EBIT in the second quarter of 2005 was favorably impacted by $3.6 million of proceeds related to certain legal actions.

Construction Materials:  Net sales of $227.9 million for the quarter ended June 30, 2005, were 22% higher than net sales of $187.5 million recorded in the same period last year resulting from increased demand and higher selling prices across most product lines.  EBIT of $38.8 million for the current three month period was 39% higher than last year’s EBIT of $28.0 million reflecting an increase in sales volume and selling prices, which offset higher raw material costs, and unfavorable product mix.  Also contributing to the improvement over last year was a $1.3 million gain on the sale of property.  The Company’s equity share of earnings at its European roofing joint venture, Icopal, was $0.6 million in the second quarter of 2005, compared to $1.2 million recognized in the same 2004 period.

Transportation Products: Net sales of $51.3 million recorded for the second quarter of 2005, were 28% above second quarter 2004 net sales of $40.0 million, reflecting growth in all product lines.  Sales were higher on a combination of higher sales volumes, increased selling prices as well as favorable product mix.  Growth in the large construction and material hauling product lines accounted for more than half of the growth in this segment.  EBIT of $6.7 million in the current year quarter was significantly higher than $2.5 million recorded in the second quarter of 2004, reflecting selling price increases, strong demand and favorable product mix.

Specialty Products: Net sales in the three months ended June 30, 2005, were $38.7 million, a modest improvement over net sales of $37.7 million recognized in the second quarter of 2004.  Sales of off-highway braking systems grew 12% over the same quarter last year, offsetting lower sales of on-highway heavy friction and relined brake shoes.  EBIT for the current year quarter was $3.5 million, a 15% decline as compared to $4.1 million recorded in the same quarter 2004.  The decrease in earnings was the result of production inefficiencies and increased freight costs.

General Industry: Net sales in the second quarter of this year were $118.8 million, or 8% lower than net sales of $129.7 million in the 2004 period.  Net sales at Carlisle FoodService Products improved during the second quarter of 2005, but were offset by lower sales at Carlisle Systems and Equipment, and more significantly at Johnson Truck Bodies due to the labor stoppage which began in April of this year.  EBIT of $9.0 million for the second three month period of 2005 was down 26% from $12.2 million recorded in the second quarter of 2004, reflecting the aforementioned labor dispute at Johnson Truck Bodies.

Discontinued Operations

Losses from discontinued operations, net of tax, in the second quarter of 2005 were $9.6 million as compared to $3.3 million recorded in the second quarter last year.  2005 results reflect the second quarter pre-tax impairment charge of $13.0 million associated with the automotive components business.  The impairment represents management’s assessment of the current fair value of this business at June 30, 2005.  A discounted cash flow analysis of the existing automotive components business was utilized to assist management in its fair value assessment.  The Company is actively engaged in the disposition of this business and expects to complete the sale in 2005.  Upon sale or other disposition of the automotive components business, the ultimate realized gain or loss may differ from the business’ current carrying value.

Net Income

Net income for the three months ended June 30, 2005 was $34.7 million, or $1.11 per diluted share, compared to $37.4 million, or $1.19 per diluted share, for the three months ended June 30, 2004.  Net income for the six months ended June 30, 2005 was $62.9 million, or $2.01 per diluted share, compared to $61.1 million, or $1.95 per diluted share for the same period last year. The current year three and six month periods included the previously discussed impairment charge for discontinued operations.

Cash Flow

Cash flow provided by continuing operations of $20.0 million in the first six months of 2005 compares with cash provided of $53.6 million for the same period in 2004.  During the six months ended June 30, 2004, the Company’s receivables securitization program contributed $38.0 million to cash provided by operating activities.  For the same period in 2005, the receivables securitization program made no contribution to operating cash flow.  Increased working capital needs were due primarily to higher inventory levels for the Construction Materials segment to support increased sales demand.  Cash used in investing activities was $47.2 million in 2005 compared to $52.9 million in 2004.  Capital expenditures of $52.2 million were 50% above $34.8 million in 2004.  The increase in capital expenditures was due to new production plants for the Construction Materials segment and a new distribution center for Carlisle FoodService Products in the General Industry segment.  Cash used in investing activities in 2004 included the acquisition of Trintex Corporation for $30.0 million.  Proceeds from the sale of investments, property and equipment in 2004 included the sale of properties acquired with the 2003 acquisition of Flo-Pac Corporation.  Cash flow provided by financing activities of $39.9 million for the six months ended June 30, 2005 compared with a use of cash of $12.1 million in 2004. Short-term borrowings in the first six months 2005 were required to fund organic growth.  The Company also used $16.4 million to finance the purchase of 0.2 million shares of its common stock which was partially offset from proceeds for the exercise of stock options.

Backlog

Backlog from continuing operations at June 30, 2005 of $347.9 million was 5% lower than $366.2 million one year ago and 7% lower than backlog as of March 31, 2005.   The decline as compared to last year reflects a lower backlog in the General Industry segment as a large project for Carlisle Systems and Equipment in the southwestern U.S. nears completion.  This decline is partially offset by higher backlog in the Transportation Products segment.

Conference Call and Webcast

The Company will discuss second quarter 2005 results on a conference call for investors on Tuesday, July 19, 2005 at 11:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until August 2, 2005.  A slide presentation will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission, and process systems industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended June 30

(In millions, except per share data)

	Second Quarter			Six Months
	2005	2004*	% Change	2005	2004*	% Change
Net sales	$645.9	$590.3	9%	$1,238.3	$1,093.5	13%

Income from continuing operations, net of tax	$44.3	$40.7	9%	$74.4	$64.0	16%

Loss from discontinued operations, net of tax	(9.6)	(3.3)	NM	(11.5)	(2.9)	NM
Net income	$34.7	$37.4	-7%	$62.9	$61.1	3%

Basic earnings per share
Continuing operations	$1.43	$1.31	9%	$2.40	$2.06	17%
Discontinued operations	(0.31)	(0.11)	NM	(0.37)	(0.09)	NM
Net income	$1.12	$1.20	-7%	$2.03	$1.97	3%

Diluted earnings per share
Continuing operations	$1.41	$1.30	9%	$2.37	$2.05	16%
Discontinued operations	(0.30)	(0.11)	NM	(0.36)	(0.10)	NM
Net income	$1.11	$1.19	-7%	$2.01	$1.95	3%

SEGMENT FINANCIAL DATA
(In millions)

	2005			2004*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Second Quarter
Industrial Components	$209.2	$19.8	9.5%	$195.4	$21.9	11.2%
Construction Materials	227.9	38.8	17.0%	187.5	28.0	14.9%
Transportation Products	51.3	6.7	13.1%	40.0	2.5	6.3%
Specialty Products	38.7	3.5	9.0%	37.7	4.1	10.9%
General Industry	118.8	9.0	7.6%	129.7	12.2	9.4%
Subtotal	645.9	77.8	12.0%	590.3	68.7	11.6%
Corporate	—	(8.0)		—	(4.4)
Total	$645.9	$69.8	10.8%	$590.3	$64.3	10.9%

	2005			2004*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Six Months
Industrial Components	$431.3	$44.6	10.3%	$387.6	$44.6	11.5%
Construction Materials	399.4	53.4	13.4%	310.3	34.6	11.2%
Transportation Products	91.4	10.6	11.6%	72.7	3.5	4.8%
Specialty Products	76.4	7.3	9.6%	69.4	6.5	9.4%
General Industry	239.8	17.6	7.3%	253.5	21.9	8.6%
Subtotal	1,238.3	133.5	10.8%	1,093.5	111.1	10.2%
Corporate	—	(15.1)		—	(8.6)
Total	$1,238.3	$118.4	9.6%	$1,093.5	$102.5	9.4%

* 2004 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended June 30

(In thousands except per share data)

	Second Quarter			Six Months
	2005	2004*	% Change	2005	2004*	% Change
Net sales	$645,946	$590,319	9.4%	$1,238,274	$1,093,525	13.2%
Cost and expenses:
Cost of goods sold	516,267	468,641	10.2%	990,872	871,380	13.7%
Selling and administrative expenses	60,496	55,699	8.6%	120,319	110,340	9.0%
Research and development expenses	4,166	4,110	1.4%	8,368	8,244	1.5%
Other (income) expense, net	(4,794)	(2,480)	93.3%	312	1,036	-69.9%

Earnings before interest & income taxes	69,811	64,349	8.5%	118,403	102,525	15.5%

Interest expense, net	4,397	4,244	3.6%	8,601	7,845	9.6%

Earnings before income taxes	65,414	60,105	8.8%	109,802	94,680	16.0%

Income taxes	21,097	19,426	8.6%	35,413	30,677	15.4%

Income from continuing operations	44,317	40,679	8.9%	74,389	64,003	16.2%
% of Net Sales	6.9%	6.9%		6.0%	5.9%

Loss from discontinued operations, net of tax	(9,638)	(3,320)	NM	(11,455)	(2,919)	NM

Net Income	$34,679	$37,359	-7.2%	$62,934	$61,084	3.0%

Basic earnings per share
Continuing operations	$1.43	$1.31	9.2%	$2.40	$2.06	16.5%
Discontinued operations	(0.31)	(0.11)	NM	(0.37)	(0.09)	NM
Basic earnings per share	$1.12	$1.20	-6.7%	$2.03	$1.97	3.0%

Diluted earnings per share
Continuing operations	$1.41	$1.30	8.5%	$2.37	$2.05	15.6%
Discontinued operations	(0.30)	(0.11)	NM	(0.36)	(0.10)	NM
Diluted earnings per share	$1.11	$1.19	-6.7%	$2.01	$1.95	3.1%

Average shares outstanding (000’s) - basic	30,977	31,020		30,960	30,996
Average shares outstanding (000’s) - diluted	31,335	31,336		31,340	31,309
Per share
Dividends	$7,163	$6,842		$14,304	$13,669
	$0.230	$0.220	4.5%	$0.460	$0.440	4.6%

* 2004 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$36,897	$25,018
Receivables	232,235	227,423
Inventories	368,971	315,528
Prepaid expenses and other	67,597	67,845
Current assets held for sale	58,217	16,455
Total current assets	763,917	652,269
Property, plant and equipment, net	431,175	409,704
Other assets	370,184	388,734
Non-current assets held for sale	39,627	50,534
	$1,604,903	$1,501,241

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$100,200	$59,990
Accounts payable	169,973	167,950
Accrued expenses	146,434	130,373
Current liabilities associated with assets held for sale	22,785	25,709
Total current liabilities	439,392	384,022
Long-term debt	283,383	259,554
Other liabilities	161,211	157,208
Non-current liabilities associated with assets held for sale	2,064	1,970
Shareholders’ equity	718,853	698,487
	$1,604,903	$1,501,241

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Six months ended June 30

(In thousands)

	2005	2004*
Operating activities
Net income	$62,934	$61,084
Reconciliation of net earnings to cash flows:
Loss from discontinued operations, net of tax	11,455	2,919
Depreciation and amortization	28,309	26,530
Loss on equity investments	3,141	2,780
Foreign exchange loss	418	—
Deferred taxes	(1,143)	1,654
Gain on investments, property and equipment, net	(2,031)	(1,741)
Receivables under securitization program	—	38,000
Working capital	(83,685)	(78,337)
Other	614	736
Net cash provided by operating activities	20,012	53,625
Investing activities
Capital expenditures	(52,205)	(34,788)
Acquisitions, net of cash	—	(32,230)
Proceeds from investments, property and equipment	4,215	13,912
Other	769	245
Net cash used in investing activities	(47,221)	(52,861)
Financing activities
Net change in short-term debt and revolving credit lines	66,345	171
Reductions of long-term debt	(390)	(1,965)
Dividends	(14,304)	(13,669)
Treasury shares and stock options, net	(11,729)	3,358
Net cash provided by (used in) financing activities	39,922	(12,105)
Net cash used in discontinued operations	(656)	(335)
Effect of exchange rate changes on cash	(178)	(99)
Change in cash and cash equivalents	11,879	(11,775)
Cash and cash equivalents
Beginning of period	25,018	23,361
End of period	$36,897	$11,586

* Reflects reclassification of cash flows from discontinued operations